Exhibit 10.1

WAIVER AND AMENDMENT TO WARRANTS

THIS WAIVER AND AMENDMENT TO WARRANTS (this “Agreement”) is entered into as of September 7, 2007 (the “Effective Date”), by and between VendingData Corporation, a Nevada corporation (the “Company”), on the one hand, and each of Bricoleur Partners, L.P., Bricoleur Enhanced, L.P., BRIC 6, L.P. and Bricoleur Offshore Ltd. (collectively, the “Bricoleur Funds”), on the other hand.

R E C I T A L S

WHEREAS, the Company and the Bricoleur Funds are parties to that certain 8% Senior Secured Note Purchase Agreement, dated as of May 1, 2006 and amended as of September 19, 2006 (the “Note Purchase Agreement”), pursuant to which, among other things, the Bricoleur Funds purchased from the Company 8% senior secured notes (the “Notes”) in the principal amount of Thirteen Million Dollars ($13,000,000) and warrants (“Warrants”) to purchase up to Two Million Six Hundred Thousand (2,600,000) shares of the Company’s common stock, par value $0.001 (“Common Stock”), for an exercise price of $2.00 per share, upon and subject to the terms and conditions set forth in the Note Purchase Agreement, the Notes and the Warrants.

WHEREAS, on June 12, 2007, the Company entered into a Securities Purchase and Product Participation Agreement with Elixir Group Limited (“Elixir”), a Hong Kong company, pursuant to which the Company will issue to Elixir the Company’s equity securities and warrants, subject to Elixir’s placement on the Company’s behalf of electronic gaming machines with gaming operators located Asia.  Such Securities Purchase and Product Participation Agreement, as in effect on the date hereof and without further amendment, is referred to herein as the “Participation Agreement.”

WHEREAS, the transactions contemplated by the Participation Agreement would constitute a “Change in Control” as defined in the Notes and give the Bricoleur Funds the option to declare the entire principal amount and all interest under the Notes immediately due and payable.

WHEREAS, the Company has indicated its willingness to use its best efforts to close prior to December 31, 2007 one or more financings that would result in gross proceeds to the Company sufficient for the payment of the Notes in full under the terms of the Note Purchase Agreement.

WHEREAS, subject to the terms of this Agreement, the Company and the Bricoleur Funds have agreed to (a) amend the Warrants to add net exercise provisions to the Warrants, (b) effect a net exercise of those portions of the Warrants representing the right to purchase 2,275,000 shares of Common Stock at a mutually agreed value of $3.50 per share of the Company’s Common Stock for purposes of such net exercise, resulting in the issuance by the Company to the Bricoleur Funds holding such Warrants of 975,000 shares of Common Stock pursuant to such net exercise, (c) waive any application of the “Change in Control” provision of the Notes with respect to the transactions under the Participation Agreement, and (d) defer until December 31, 2007 the $825,000 in principal amount currently due to be repaid by the Company to the Bricoleur Funds pursuant to Section 4.11 of the Note Purchase Agreement as a result of equity issuances by the Company on June 7, 2007.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and the mutual covenants, obligations and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Company and the Bricoleur Funds hereby agree as follows:

1.             Amendment of Warrants.  The Warrants are hereby amended to add a new clause “vii” at the end of Section 2(c) of the Warrants as follows:

“vii.         Net Exercise.  Notwithstanding any provisions herein to the contrary, if the fair market value of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise and notice of such election in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X = Y(A-B)

                A

Where

X =          the number of shares of Common Stock to be issued to the Holder

Y =          the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

A =         the fair market value of one share of the Company’s Common Stock (at the date of such calculation)

B =          Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, fair market value of one share of Common Stock shall be either (a) the price mutually agreed by the Company and the Holder, or (b) if the Company and the Holder do not agree on such price, the average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the NASDAQ Global Market or on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of the Wall Street Journal for the ten (10) trading days prior to the date of determination of fair market value.”

2.             Amendment of Notice of Exercise.  The Company hereby agrees to amend the Notice of Exercise attached to the Warrants to allow for exercise by means of the net exercise provisions added to the Warrants by this Agreement.

3.             Net Exercise of Portions of the Warrants.  Bricoleur Offshore Ltd. and Bricoleur Enhanced, L.P. currently hold Warrants to purchase One Million Four Hundred Thousand (1,400,000) and One Million Two Hundred Thousand (1,200,000) shares of Common Stock, respectively.  Of those Warrants, Bricoleur Offshore Ltd.’s Warrant to purchase One Million Two Hundred Twenty-Five Thousand (1,225,000) shares of Common Stock and Bricoleur Enhanced, L.P.’s Warrant to purchase One Million Fifty Thousand (1,050,000) shares of Common Stock are non-cancelable as per the terms of the Warrants.  Pursuant to this Agreement, the Company, Bricoleur Offshore Ltd. and Bricoleur Enhanced, L.P. hereby agree to effect the net exercise of such non-cancelable portions of the Warrants, based on the $3.50 per share fair market value for the Company’s Common Stock as mutually agreed by the Company and the Bricoleur Funds, and without further action required of the Bricoleur Funds.  Accordingly, the Company hereby agrees to issue Five Hundred Twenty Five Thousand (525,000) shares of its Common Stock to Bricoleur Offshore Ltd. and Four Hundred Fifty Thousand (450,000) shares of its Common Stock to Bricoleur Enhanced, L.P., respectively, as a result of such net exercise of the non-cancelable portions of the Warrants.  The Bricoleur Funds shall return the currently outstanding Warrants to the Company for cancellation of Warrants to purchase 1,225,000 shares of Common Stock held by Bricoleur Offshore Ltd. and Warrants to purchase 1,050,000 shares of Common Stock held by Bricoleur Enhanced, L.P., and the Company shall deliver 525,000 shares of its Common Stock to Bricoleur Offshore Ltd. and 450,000 shares of its Common Stock to Bricoleur Enhanced, L.P.  and replacement Warrants incorporating the amendments described in this Agreement and representing the balance of the Warrants held by Bricoleur Offshore Ltd. and Bricoleur Enhanced, L.P. (Warrants for 175,000 shares of Common Stock and 150,000 shares of Common Stock, respectively).  The shares of Common Stock delivered by the Company pursuant to this Agreement shall be “Warrant Shares” as defined in the Warrants and “Registrable Securities” as defined in the Registration Rights Agreement dated as of May 1, 2006 between the Company and the Bricoleur Funds.

4.             Company’s Best Efforts to Complete Financing.  The Company hereby agrees to use its best efforts to close prior to December 31, 2007 one or more financings that would result in gross proceeds to the Company of at least twenty million dollars ($20,000,000) and the Company’s payment of the Notes in full.

5.             Waiver of Change in Control Provision of the Notes.  The Closing (as defined in the Participation Agreement) of the transactions between the Company and Elixir as contemplated by the Participation Agreement would constitute a Change in Control (as defined in the Notes) entitling the Bricoleur Funds to declare the entire principal amount and all interest under the Notes immediately due and payable.  Subject to the Closing (as defined in the Participation Agreement) of the Participation Agreement occurring on or before September 30, 2007 and the Company’s obligation pursuant to Section 4 of this Agreement, the Bricoleur Funds hereby agree to waive their right to cause the entire principal amount and all interest under the Notes to become immediately due and payable as a result of the Closing and the other equity transactions under the Participation Agreement constituting a Change in Control.  No other rights of acceleration of the Notes are waived in any manner by the Bricoleur Funds.

6.             Deferral of Certain Amounts Currently Due Under the Notes.  Subject to the Closing (as defined in the Participation Agreement) of the Participation Agreement occurring on or before September 30, 2007, the Bricoleur Funds hereby waive until December 31, 2007 any breach of the Note Purchase Agreement, the Notes and the related Security Agreement resulting from the Company’s failure to pay the Eight Hundred Twenty Five Thousand Dollars ($825,000) in principal currently owed by the Company to the Bricoleur Funds pursuant to Section 4.11 of the Note Purchase Agreement as a result of equity issuances by the Company on June 7, 2007, and  the Bricoleur Funds hereby agree that the Company’s payment of such amount may be deferred until not later than December 31, 2007.  No other rights of repayment of the Notes are waived in any manner by the Bricoleur Funds.

                7.             No Further Modifications.  Except as specifically set forth herein, nothing in this Agreement shall be construed to enlarge, restrict, or otherwise modify the terms of the Note Purchase Agreement, Notes or Warrants or the respective duties and obligations of the parties thereto.

8.             Authorization; Enforceability. Each of the Company and the Bricoleur Funds represents to the other that: (i) it has all corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder; (ii) the execution and delivery by it of this Agreement and the consummation of the transactions contemplated hereunder will not result in the violation by it of any law, statute, rule, regulation, judgment or decree of any court or governmental authority to or by which it is bound, or of any provision of its organizational documents; and (iii) no consent, approval, authorization or other order of any governmental authority or other third party is required to be obtained by it in connection with the authorization, execution and delivery of this Agreement.

9.             Miscellaneous.

                                9.1           Amendments and Waivers.  This Agreement, together with the amended Warrants, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and thereof and supersedes and replaces all prior and contemporaneous discussions, negotiations, agreements and understandings (oral or written) with respect to such subject matter.  This Agreement or any provision hereof may be (i) amended only by mutual written agreement of the Company and the Bricoleur Funds or (ii) waived only by written agreement of the waiving party.

9.2           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and each of the Bricoleur Funds and their respective successors and assigns.

9.3           Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to duly given and received when delivered personally or transmitted by facsimile, one business day after being deposited for next-day delivery with a nationally recognized overnight delivery service, or three business days after being deposited as first class mail with the United States Postal Service, all charges or postage prepaid, and properly addressed to the party to receive the same at the address set forth below or at such other address as such party may have designated by advance written notice to the other parties.

To the Company:	VendingData Corporation
1120 Town Center Dr, Ste 260
Las Vegas, Nevada 89144
Attn: Mark R. Newburg
Facsimile: (702) 733-7197

To the Bricoleur Funds:	c/o Bricoleur Capital Management, LLC
12230 El Camino Real, Suite 100
San Diego, CA 92130
Attn: Robert Poole
Facsimile: 858-523-2010

9.4           Governing Law.  This Agreement shall be governed by the internal laws of the State of California, without giving effect to its conflict of law principles.

9.5           Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party, as specifically determined by the court, shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

9.6           Counterparts.  This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument binding on all of the parties hereto.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of a signature page of this Agreement.

9.7           Headings. The headings of the Sections hereof are inserted as a matter of convenience and for reference only and in no way define, limit or describe the scope of this Agreement or the meaning of any provision hereof.

9.8           Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless the provision held invalid shall substantially impair the benefit of the remaining portion of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Waiver and Amendment to Warrants to be duly executed and delivered as of the date first set forth above.

“Company”

VENDINGDATA CORPORATION,
a Nevada corporation

By:	/s/ Mark R. Newburg
Mark R. Newburg
Chief Executive Officer

“Bricoleur Funds”

BRICOLEUR PARTNERS, L.P.
By: Bricoleur Capital Management, LLC,
Its General Partner

	By:	/s/ Robert Poole
Robert Poole, Member of
Management Board

BRICOLEUR ENHANCED, L.P.

By:	Bricoleur Capital Management, LLC,
Its General Partner

	By:	/s/ Robert Poole
Robert Poole, Member of
Management Board

BRIC 6, L.P.

By:	Bricoleur Capital Management, LLC,
Its General Partner

	By:	/s/ Robert Poole
Robert Poole, Member of
Management Board

BRICOLEUR OFFSHORE LTD.

By:	Bricoleur Capital Management, LLC,
Its Investment Adviser

	By:	/s/ Robert Poole
Robert Poole, Member of
Management Board